Exhibit 99.1

Contact:	Media:	Investors:
	Tony Plohoros	John Elicker
	Communications	Investor Relations
	212-546-4379	212-546-3775
	tony.plohoros@bms.com	john.elicker@bms.com

	Jeffrey Schoenborn	Blaine Davis
	Communications	Investor Relations
	212-546-2846	212-546-4631
	jeffrey.schoenborn@bms.com	blaine.davis@bms.com

BRISTOL-MYERS SQUIBB SIGNS AGREEMENT FOR PREVIOUSLY ANNOUNCED

SALE OF ITS U.S. AND CANADIAN CONSUMER MEDICINES BUSINESS

NEW YORK, (July 14, 2005) – Bristol-Myers Squibb Company (NYSE: BMY) today announced that it has signed a definitive agreement for the sale of its U.S. and Canadian Consumer Medicines business and related assets to Novartis AG (NYSE: NVS).

Under the terms of the agreement, Novartis will acquire the trademarks, patents and intellectual property rights of the U.S. and Canadian Consumer Medicines business and related assets for $660 million, to be paid in cash at closing. The transaction is subject to customary regulatory approvals and is expected to close by the end of the third quarter. Bristol-Myers Squibb announced its intent to divest the business in January 2005.

The transaction includes rights to Excedrin®, Keri®, Comtrex®, 4-Way®, Bufferin®, Vagistat®, No-Doz® and Mineral Ice® in the U.S. and Canada. The transaction also includes rights to the U.S. over-the-counter brands in Latin America, Europe, Middle East and Africa, limited rights to Moisturel® and Lac-Hydrin® in Canada, and rights to several dormant trademarks. Net sales of these brands in the U.S. and Canada were $242 million in 2004, on a normalized basis. Net sales of the U.S. over-the-counter brands in Latin America, the Middle East, Europe and Africa totaled $16 million in 2004.

The balance of Bristol-Myers Squibb’s local and regional consumer medicines businesses in its international markets are not included in this divestiture. These businesses operate separately from the U.S. and Canadian businesses, are unique to their respective geographies and remain an important part of the company’s international pharmaceutical business. Manufacturing facilities are not part of the divestiture.

Bristol-Myers Squibb is a global pharmaceutical and related health care products company whose mission is to extend and enhance human life.

This press release contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual outcomes and results to differ materially from current expectations. Specifically, there can be no guarantee that the transaction described in this news release will be completed. For further details and a discussion of this and other risks and uncertainties, please see the company’s 2003 Annual Report on Form 10-K and the company’s periodic reports on Form 10-Q. The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

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